Exhibit 3.1

CERTIFICATE OF MERGER

OF

SHARK ACQUISITION SUB I, INC.,
A DELAWARE CORPORATION

INTO

DIAMOND FOODS, INC.,

A DELAWARE CORPORATION

Pursuant to Section 251 of the General Corporation Law of

the State of Delaware

Diamond Foods, Inc., a Delaware corporation (“Diamond”), does hereby certify as follows:

FIRST: Each of Diamond and Shark Acquisition Sub I, Inc. (“Merger Sub”) is a corporation duly organized and existing under the laws of the state of Delaware.

SECOND: An Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of October 27, 2015, by and among Snyder’s-Lance, Inc., a North Carolina corporation, Merger Sub, Shark Acquisition Sub II, LLC, a Delaware limited liability company, and Diamond, setting forth the terms and conditions of the merger of Merger Sub with and into Diamond (the “Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the corporation surviving the Merger (the “Surviving Corporation”) shall be Diamond Foods, Inc.

FOURTH: The Certificate of Incorporation of Diamond shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH: An executed copy of the Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, CA 94111-2702

SIXTH: A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH: The Merger is to become effective as of 8:30 a.m. (Eastern Standard Time) on February 29, 2016.

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IN WITNESS WHEREOF, Diamond Foods, Inc. has caused this Certificate of Merger to be executed in its corporate name as of the 29th day of February 2016.

DIAMOND FOODS, INC.

By:	/s/ Brian J. Driscoll
Name: Brian J. Driscoll
Title: Chief Executive Officer

Exhibit A

Second Amended and Restated Certificate of Incorporation of Diamond Foods, Inc.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DIAMOND FOODS, INC.

FIRST:	Name. The name of the corporation is Diamond Foods, Inc.

SECOND:	Registered Office and Registered Agent. The address of the registered office of the corporation in Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD:	Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

FOURTH:	Capital Stock. The total number of shares of stock that the corporation is authorized to issue is 1,000 shares, par value $0.01 per share, all of which shares are designated as common stock.

FIFTH:	Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

SIXTH:	Limitation of Directors’ Liability. To the fullest extent permitted by law, no director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the Act is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

SEVENTH:	Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

EIGHTH:	Indemnification. The Corporation shall, to the fullest extent permitted by the Act, indemnify any and all directors, officers, employees and agents of the Corporation whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons’ official capacity and as to action in another capacity while holding such directorship, office, employment or agency, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the repeal nor modification of this Article EIGHTH, or the adoption of any provision to the certificate of incorporation that is inconsistent with this Article EIGHTH, shall eliminate, restrict or otherwise adversely affect any right or protection of any such person existing hereunder with respect to any act or omission occurring prior to such repeal, modification or adoption of an inconsistent provision.

NINTH:	Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Act, the Certificate of Incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.